EXHIBIT 23-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

The Navigators Group, Inc.

We consent to the incorporation by reference in the registration statements Forms S-8 (No. 33-51608, No. 333-97183, No. 333-106317, No. 333-125124, and No. 333-172784) and Form S-3 (No. 333-181838) of The Navigators Group, Inc. of our report dated February 14, 2014, with respect to the consolidated balance sheets of The Navigators Group, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of The Navigators Group, Inc.

KPMG LLP

New York, New York

February 14, 2014